Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

December 22, 2003

Commissioners:

We have read the statements made by Choice Funds (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Funds' Form N-SAR report for the period ended
October 31, 2003. We are in agreement with the statements concerning our firm in such Form N-SAR.

Very truly yours,


PricewaterhouseCoopers LLP